Exhibit 10.35

FAIRPOINT COMMUNICATIONS, INC.

FORM OF ANNUAL INCENTIVE PLAN

SECTION 1
PURPOSE

This FairPoint Communications, Inc. Annual Incentive Plan is intended to permit FairPoint Communications, Inc. (the “Company”), through awards of annual incentive compensation, to attract, retain and motivate qualified executives and key employees.

SECTION 2
DEFINITIONS

“Award” shall mean, for any Performance Period, the incentive opportunity granted to a Participant by the Committee for such Performance Period.

“Board” shall mean the Board of Directors of the Company, or the successor thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, or when section 162(m) of the Code or Rule 16b promulgated under the Exchange Act would require action to be taken by a committee of “outside directors” or “Non-Employee Directors,” as the case may be, the “Committee” shall, if appropriate, be deemed to refer to a subcommittee of the Compensation Committee that consists of two or more members meeting such requirements, or the full Board in the absence of such a subcommittee.

“Covered Employee” shall have the meaning set forth in Section 162(m) of the Code and the regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Participant” shall mean, for each Performance Period, each (i) Covered Employee and (ii) each other executive officer or key employee of the Company or a Subsidiary whom the Committee has selected to participate in the Plan.

“Performance Period” shall mean the Company’s fiscal year or any other period designated by the Committee with respect to which an Award may be granted.  Performance Periods may not overlap.

“Plan” shall mean this FairPoint Communications, Inc. Annual Incentive Plan, as amended from time to time.

“Stock Incentive Plans” shall mean the FairPoint Communications, Inc. 2005 Stock Incentive Plan and any future equity compensation plans approved by the shareholders of the Company.

“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company or any entity, in which the Company has at least a 50% equity interest.

SECTION 3
ADMINISTRATION

The Plan shall be administered by the Committee, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the operation of the Plan, to select Participants, to determine the amounts of any Awards and to make all determinations and take all other actions necessary or appropriate for the proper administration of the Plan.  The Committee’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders, Participants, and former Participants and their respective successors and assigns.  The Committee may delegate its authority hereunder; provided that the Committee shall in no event delegate its authority with respect to the compensation of any Covered Employee and any other individual whose compensation the Board or Committee reasonably believes may become subject to Section 162(m) of the Code.  No member of the Committee shall be eligible to participate in the Plan.

SECTION 4
DETERMINATION OF AWARDS

(a)           Establishment of Target Award.  Prior to the beginning of each Performance Period, or at such later time as may be permitted by applicable provisions of the Code, the Committee shall establish: (A) the Covered Employees and other employees who will be Participants in the Plan; (B) each Participant’s target Award for such Performance Period; and (C) the applicable performance objective or objectives for such Performance Period.

(b)           Performance Criteria.  Any performance objective established pursuant to SECTION 4(a) will be based upon the achievement of one or more of the following criteria, as determined by the Committee: (i) revenue growth; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings before interest, taxes and amortization; (iv) operating income; (v) pre- or after-tax income; (vi) cash flow; (vii) cash flow per share; (viii) net earnings; (ix) earnings per share; (x) return on equity; (xi) return on invested capital; (xii) return on assets; (xiii) economic value added (or an equivalent metric); (xiv) share price performance; (xv) total shareholder return; (xvi) improvement in or attainment of expense levels; (xvii) improvement in or attainment of working capital levels; (xviii) debt reduction; or (xix) any other criteria the Committee in its sole discretion deems appropriate.  Any of the performance objectives set forth above may measure performance on a Company-wide basis or with respect to one or more business units, divisions or Subsidiaries, and either in absolute terms, relative to the performance of one or more similarly situated companies, relative to the performance of an index covering a peer group of companies, or other external measures of the selected performance criteria.  Any performance objective may measure performance on an individual basis, as appropriate.

(c)           Adjustments.  In the application of performance objectives to Award determinations under the Plan, the Committee may (i) make adjustments it deems advisable in order to give consideration to changes made in accounting rules, principles or methods, or extraordinary events, and make adjustments to financial performance measures in recognition of such occurrences and (ii) exclude special charges, restructuring charges, discontinued operations and unusual or infrequent accounting adjustments, restatements or reclassifications which they deem significant; provided that such adjustments are identified in the Company’s financial statements or management’s discussion and analysis of financial condition and results of operations contained in the Company’s most recent annual report filed with the U.S. Securities and Exchange Commission pursuant to the Exchange Act; and provided, further, that any such adjustments or exclusions are stated and taken into account at the time the performance objectives for a particular Performance Period are determined in accordance with Section 4(a) hereof.

(d)           Certification by Committee.  Except as otherwise provided for herein, no payments shall be made hereunder in respect of any Performance Period, unless the Committee shall certify in writing following the end of each such Performance Period that the performance objectives applicable to such Performance Period have been satisfied.

(e)           Partial Year Participation.  If an employee becomes a Participant with respect to any Performance Period after the beginning of such Performance Period, the Committee may provide at the time such person becomes a Participant that such Participant shall receive, if and when payments with respect to Awards for such Performance Period are made under Section 5 hereof, a payment equal to a pro rata portion of such Participant’s Award (if any) with respect to such Performance Period.  Notwithstanding the foregoing, in the case of a newly hired Participant, the Committee may provide for a guaranteed bonus, or a bonus that would exceed the bonus that would otherwise be payable in the Plan.

(f)            Termination of Employment.  Unless otherwise determined by the Committee in its sole discretion at the time the performance criteria are selected for a particular Performance Period in accordance with Section 4(a), if a Participant’s employment terminates for any reason prior to the date on which the Peformance Period ends hereunder, such Participant shall forfeit all rights to any and all Awards which have not yet been paid under the Plan; provided that if a Participant’s employment terminates as a result of death, disability or retirement (as defined under any retirement plan of the Company or a Subsidiary) the Committee shall give consideration at its sole discretion to the payment of a partial bonus with regard to the portion of the Performance Period worked.  Notwithstanding the foregoing, if a Participant’s employment terminates for any reason prior to the date on which the Award is paid hereunder, the Committee, in its discretion, may waive any forfeiture pursuant to Section 4 in whole or in part.

(g)           Maximum Amount Payable.  The maximum award payable hereunder for any Performance Period shall in no event exceed $3 million.

SECTION 5
PAYMENT OF AWARDS

Each Participant shall be eligible to receive, as soon as practicable after the amount of such Participant’s Award for a Performance Period has been determined in accordance with the terms of the Plan, payment of the Award in cash, stock, options, other stock-based awards or any combination thereof determined by the Committee subject to such restrictions and/or vesting or deferred requirements as the Committee shall have determined prior to the commencement of the applicable Performance Period (and communicated to the Participant).  Equity or equity-based awards shall be granted under the terms and conditions of one or more of the Company’s Stock Incentive Plans.  Payment of the award may be deferred in accordance with a written election by the Participant pursuant to procedures established by the Committee.

SECTION 6
EFFECTIVENESS OF PLAN, AMENDMENT AND TERMINATION

The Plan shall be effective as of January 1, 2005.  The Committee may amend, suspend, discontinue or terminate the Plan at any time and from time to time.  No action under this section which adversely affects a Participant’s rights to, or interest in, an Award granted prior to the date of such action shall be effective unless the Participant shall have agreed thereto in writing.  Unless earlier terminated, the Plan shall terminate on the day immediately prior to the first meeting of the stockholders of the Company in 2009 at which directors will be elected.

SECTION 7
OTHER PROVISIONS

(a)           No Right to Awards.  No Participant or other person shall have any claim or right to be granted an Award under this Plan until such Award is actually granted.  Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company.  Nothing contained in this Plan shall limit the ability of the Company to make payments or awards to Participants under any other plan, agreement or arrangement.

(b)           Non-transferability.  The rights and benefits of a Participant hereunder are personal to the Participant and, except for payments made following a Participant’s death, shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.

(c)           No Impact on Benefits.  Awards under this Plan shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

(d)           Withholding Taxes.  The Company shall have the right to deduct from Awards any taxes or other amounts required to be withheld by law.

(e)           No Limitation on Corporation Action.  Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan.  No Participant or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(f)            Governing Law.  The Plan shall be construed in accordance with and governed by the laws of the State of Delaware.